UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 27, 2017
(Date of earliest event reported)

Royale Energy, Inc.
(Exact name of registrant as specified in its charter)

CALIFORNIA	0-22750	33-02224120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1870 Cordell Court, Suite 210
El Cajon, California 92020
(Address of principal executive offices) (Zip Code)

(619) 383-6600
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 27, 2017, Royale Energy, Inc. (“Royale”) entered into a purchase and sale agreement to acquire a 50% non-operated working interest in oil and gas leases in the Sansinena and East Los Angeles fields operated by Matrix Oil Management Corporation (“Matrix”).  The seller is Sunny Frog, LLC, a privately held California limited liability company, which is unaffiliated with either Royale or Matrix.  The remaining 50% working interest in the leases being acquired are owned by Matrix. Upon completion of the pending merger between Matrix and Royale, the combined companies will own 100% working interest in these fields. The acquisition will add over 8.7 MBOE of net proved reserves to the merged company’s reserve base.

Following shareholder approval of the merger agreement between Royale and Matrix on November 16, 2017, Royale reached agreement on November 27, 2017, with the seller in which Royale agreed to pay $15 million in cash at closing for all of the seller’s interests in the two fields, subject to retention by the seller of a term overriding royalty interest in production of up to 300,000 barrels of oil from the leases. The overriding royalty interest will initially be 2.75% of production and increase after 2018 by 1.00% annually to a maximum of 9.75% until the 300,000 barrel limit is reached.  The purchase agreement also contains customary representations and warranties by the parties and contemplates closing contemporaneously with the Royale/Matrix merger closing. Closing of the purchase is contingent on Royale’s arranging of acceptable financing.

Item 9.01. Financial Statements and Exhibits

Exhibits

99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: November 30, 2017	By:	/s/ Stephen M. Hosmer
	Name:	Stephen M. Hosmer
	Title:	Chief Financial Officer